DBX ETF TRUST

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is dated as of the 14th day of November, 2018 by and between DBX ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of the series listed on Schedule A hereto (the “Funds”), and DBX Advisors LLC (“DBX” or the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser (the “Advisory Agreement”);

WHEREAS, pursuant to the Advisory Agreement, the Adviser is responsible for substantially all of the expenses of the Funds, including the cost of transfer agency, custody, fund administration, compensation paid to the Independent Trustees, legal, audit and other services, except for the fee payments under the Investment Advisory Agreement, interest expense, acquired fund fees and expenses, taxes, brokerage expenses, distribution fees or expenses, litigation expenses and other extraordinary expenses;

WHEREAS, the Adviser and the Trust desire to further limit the Funds’ Operating Expenses (as that term is defined in Section 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Adviser to implement those limits on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.

LIMIT ON OPERATING EXPENSES. Effective as of October 10, 2018, to the extent a Fund invests in the shares of an affiliated fund, the Adviser hereby agrees to limit the Fund’s current Operating Expenses by waiving fees and/or reimbursing expenses or otherwise making a payment to the Fund, on a monthly basis, in an amount equal to such acquired fund’s fees and expenses.

2.

DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to each Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Adviser’s investment advisory or management fee detailed in the Advisory Agreement and other expenses described in the Advisory Agreement, but does not include interest expense, the fees and expense of any non-affiliated acquired fund, taxes, brokerage expenses, distribution fees or expenses, litigation expenses and other extraordinary expenses.

3.

TERM. This Agreement shall become effective as of October 10, 2018 and shall remain in effect until November 14, 2021 (the “Termination Date”), except as otherwise provided in Section 4 of this Agreement. This Agreement may be renewed for successive periods for so long as the Agreement’s renewal is specifically approved by the Trust’s Board of Trustees (the “Board”).

4.

TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of a Fund, upon sixty (60) days’ written notice to the Adviser. The Adviser agrees that it may not terminate this Agreement prior to the Termination Date. Notwithstanding any provision herein to the contrary, this Agreement will automatically terminate, without the payment of any penalty in the event the Advisory Agreement is “assigned” (as defined in the Investment Company Act of 1940 (the “1940 Act”)) or terminates for any other reason.

5.	ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.

SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.

GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

DBX ETF TRUST on behalf of the Funds	DBX ADVISORS LLC

By: /s/ Freddi Klassen	By: /s/ Fiona Bassett
Name: Freddi Klassen	Name: Fiona Bassett
Title: President and Chief Executive Officer	Title: Chief Executive Officer

By: /s/ Freddi Klassen
Name: Freddi Klassen
Title: Chief Operating Officer

Schedule A

Xtrackers MSCI Emerging Markets Hedged Equity ETF (DBEM)

Xtrackers MSCI EAFE Hedged Equity ETF (DBEF)

Xtrackers MSCI Germany Hedged Equity ETF (DBGR)

Xtrackers MSCI Japan Hedged Equity ETF (DBJP)

Xtrackers MSCI Asia Pacific ex Japan Hedged Equity ETF (DBAP)

Xtrackers MSCI Europe Hedged Equity ETF (DBEU)

Xtrackers MSCI United Kingdom Hedged Equity ETF (DBUK)

Xtrackers MSCI South Korea Hedged Equity ETF (DBKO)

Xtrackers MSCI All World ex-US Hedged Equity ETF (DBAW)

Xtrackers MSCI Eurozone Hedged Equity ETF (DBEZ)

Xtrackers Japan JPX-Nikkei 400 Equity ETF (JPN)

Xtrackers MSCI Latin America Pacific Alliance ETF (PACA)

Xtrackers FTSE Developed ex US Comprehensive Factor ETF (DEEF)

Xtrackers FTSE Emerging Comprehensive Factor ETF (DEMG)

Xtrackers Russell 1000 Comprehensive Factor ETF (DEUS)

Xtrackers Russell 2000 Comprehensive Factor ETF (DESC)

Xtrackers Germany Equity ETF (GRMY)

Xtrackers Eurozone Equity ETF (EURZ)

Xtrackers MSCI EAFE High Dividend Yield Equity ETF (HDEF)

Xtrackers MSCI All World ex US High Dividend Yield Equity ETF (HDAW)

Xtrackers FTSE All World ex US Comprehensive Factor ETF (DEAW)

Xtrackers FTSE Developed Europe Comprehensive Factor ETF (DEEU)

Xtrackers FTSE Japan Comprehensive Factor ETF (DEJP)

Xtrackers MSCI Emerging Markets ESG Leaders Equity ETF (EMSG)

Xtrackers MSCI EAFE ESG Leaders Equity ETF (EASG)

Xtrackers MSCI ACWI ex USA ESG Leaders Equity ETF (ACSG)

Xtrackers Russell 1000 US QARP ETF (QARP)

Xtrackers United Kingdom Equity ETF (BRIT)

Xtrackers Indxx Space and Exploration ETF (GLXY)

Xtrackers Indxx Advanced Life Sciences and Smart Healthcare ETF (ELXR)

Xtrackers Indxx New Energy and Environment ETF (JOLT)

Xtrackers Harvest CSI 300 China A-Shares ETF (ASHR)

Xtrackers MSCI All China Equity ETF (CN)

Xtrackers Harvest CSI 500 China A-Shares Small Cap ETF (ASHS)

Xtrackers MSCI China A Inclusion Equity ETF (ASHX)

Xtrackers Municipal Infrastructure Revenue Bond ETF (RVNU)

Xtrackers Investment Grade Bond—Interest Rate Hedged ETF (IGIH)

Xtrackers Emerging Markets Bond—Interest Rate Hedged ETF (EMIH)

Xtrackers High Yield Corporate Bond—Interest Rate Hedged ETF (HYIH)

Xtrackers Barclays International Treasury Bond Hedged ETF (IGVT)

Xtrackers Barclays International Corporate Bond Hedged ETF (IFIX)

Xtrackers Barclays International High Yield Bond Hedged ETF (IHIY)

Xtrackers USD High Yield Corporate Bond ETF (HYLB)

Xtrackers iBoxx Emerging Markets Quality Weighted Bond ETF (EMBQ)

Xtrackers 0-1 Year Treasury ETF (TBLL)

Xtrackers Bloomberg Barclays Global Aggregate Bond ETF (ALLB)

Xtrackers iBoxx USD Corporate Yield Plus ETF (YLDP)

Xtrackers High Beta High Yield Bond ETF (HYUP)

Xtrackers Short Duration High Yield Bond ETF (SHYL)

Xtrackers Low Beta High Yield Bond ETF (HYDW)

Xtrackers Managed Downside Volatility All World ETF (AWDV)

Xtrackers Managed Downside Volatility Developed International ETF (EFDV)

Xtrackers Managed Downside Volatility US Large Cap ETF (AMDV)

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